Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Youbet.com, Inc.
Woodland Hills, California
We consent to the incorporation by reference in this Registration Statement of Youbet.com, Inc. on Form S-3 of our reports dated February 16, 2006, included in the December 31, 2005 Annual Report on Form 10-K on the consolidated financial statements of Youbet.com, Inc. and Subsidiaries as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005, 2004 and 2003, and on management’s assessment of and on the effectiveness of internal control over financial reporting as of December 31, 2005.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
PIERCY BOWLER TAYLOR & KERN
/s/ Piercy Bowler Taylor & Kern
Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
April 20, 2006